Exhibit 10.2
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EL PASO ELBA EXPRESS COMPANY, L.L.C.
A DELAWARE LIMITED LIABILITY COMPANY
March 30, 2010
PREAMBLE
     THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of El Paso Elba Express Company, L.L.C. (the “Company”) is made on the 30th day of March, 2010 (the “Effective Date”), by El Paso Corporation (“El Paso”), and El Paso Pipeline Partners Operating Company, L.L.C. (“Opco”), as members of this Company and by Edward J. Crenshaw, as Independent Member (as hereinafter defined).
     WHEREAS, the Company was formed as a limited liability company under the Act (as hereinafter defined) on March 16, 2009, pursuant to the filing of the Certificate of Formation of the Company on March 16, 2009 and the execution of that certain Limited Liability Company Agreement dated as of March 16, 2009 (the “Original Agreement”) by El Paso;
     WHEREAS, El Paso amended and restated the Original Agreement on May 11, 2009 by entering into the First Amended and Restated Limited Liability Company Agreement of the Company;
     WHEREAS, El Paso and Opco desire to amend and restate the First Amended and Restated Limited Liability Company Agreement in its entirety for the purposes and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS AND TERMS
     SECTION 1.01 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:

          “AAA” shall have the meaning assigned to such term in Section 12.02(c).
          “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.01(a).
          “Act” means the Delaware Limited Liability Company Act, 6 Del C. §§ 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
          “Additional Contributing Members” shall have the meaning assigned to such term in Section 3.06(a).
          “Additional Contribution” shall have the meaning assigned to such term in Section 3.06(a).
          “Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
i)	Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation §1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §1.704-2(g)(1) and §1.704-2(i)(5);

ii)	Debit to such Capital Account the items described in Treasury Regulation §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Affiliate’s Outside Activities” shall have the meaning assigned to such term in Section 7.05(d).
          “Agent” means Union Bank, N.A. (“Union Bank”), as Administrative Agent for the Lenders under the Credit Agreement dated as of May 11, 2009 (as amended, restated or otherwise modified from time to time, the “Credit Agreement“) by and among the Company, as Borrower, each of the Lenders from time to time party hereto, Union Bank, as Joint Bookrunner, as Administrative Agent for the Lenders, as Issuing Bank and as Collateral Agent for the Secured Parties and Barclays Capital, as Joint Bookrunner.

          “Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended from time to time.
          “Allocation Regulations” shall mean Treasury Regulation §§1.704-1(b), 1.704-2 and 1.704-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.
          “Alternate Representative” shall have the meaning assigned to such term in Section 7.02(a)(ii).
          “Arbitration Notice” shall have the meaning assigned to such term in Section 12.02(c).
          “Arbitrator” shall have the meaning assigned to such term in Section 12.03(a).
          “Assignee” means any Person that acquires a Membership Interest or any portion of a Membership Interest through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except with the prior written approval of the Management Committee. The Assignee of a liquidated or wound up Member is the stockholder, partner, member or other equity owner or owners of the liquidated or wound up Member to which that Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of that Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
          “Authorizations” means licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.
          “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date, the following, without duplication:
b)	the sum of (i) all cash and cash equivalents of the Company and its Subsidiaries: (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the Management Committee so determines, all or any portion of any additional cash and cash equivalents of the Company and its Subsidiaries (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

c)	the amount of any cash reserves established by the Management Committee (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the

Company and its Subsidiaries (including reserves for any of the following of the Company and its Subsidiaries: (A) future maintenance capital expenditures, (B) anticipated future credit needs and (C) possible refunds of collected rates subject to refund or reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any Subsidiary is a party or by which it is bound or its assets are subject;
provided, however, that disbursements made by the Company or any Subsidiary or cash reserves established, increased or reduced by the Company or any Subsidiary after the end of such Quarter but on or before the date of the determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Management Committee so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
          “Bankruptcy” or “Bankrupt” means the filing of any insolvency or reorganization case or proceeding, instituting proceedings to have the Company, any Member or the Independent Member, as applicable, adjudicated bankrupt or insolvent, instituting proceedings under any applicable insolvency law, seeking any relief under any law relating to relief from debts or the protection of debtors, consenting to the filing or institution of bankruptcy or insolvency proceedings against the Company, any Member or the Independent Member, as applicable, filing a petition seeking or consenting to reorganization, liquidation or relief with respect to the Company, any Member or the Independent Member, as applicable, under any applicable federal or state law relating to bankruptcy, reorganization or insolvency, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company, any Member or the Independent Member, as applicable, or a substantial part of its property, making any assignment for the benefit of creditors, admitting in writing the inability of the Company, any Member or the Independent Member, as applicable, to pay its debts as they become due, or taking action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.
          “Breaching Member” means a Member that (i) has committed a failure or breach of the type described in the definition of “Default,” (ii) has received a notice of the type described in the definition of “Default,” and (iii) has not cured the failure or breach, but as to which the applicable cure period set forth in the definition of “Default” has not yet expired.
          “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of Alabama, New York or Texas shall not be regarded as a Business Day.
          “Capital Account” means the capital account maintained by the Company for each Member in accordance with Section 3.05.

          “Capital Budget” means the annual capital budget for the Company that is approved (or deemed approved) pursuant to Section 7.02(h)(ii)(C).
          “Capital Call” shall have the meaning assigned to such term in Section 3.01(a).
          “Capital Contribution” means any cash, cash equivalents or property that a Member contributes to the Company. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
          “Carrying Value” means (a) with respect to property contributed to the Company, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Members’ Capital Accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Member’s Capital Accounts and (c) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
          “Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on March 16, 2009, to form the Company pursuant to the Act, as originally executed by Joyce Allen-Dennis (as an authorized person within the meaning of the Act) and as amended, modified, supplemented or restated from time to time, as the context requires.
          “Claim” means any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative), deficiencies, levies, duties, imposts, remediation and cleanup costs and natural resources damages.
          “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
          “Contributing Member” shall have the meaning assigned to such term in Section 3.06(a).
          “Credit Agreement” is defined in the definition of Agent.
          “Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of that period shall be automatically extended until the end of the first succeeding Business Day.
          “Deemed Tax Disposition” means any event or series of events that is treated for federal income tax purposes as a sale or exchange of a Member’s Membership Interest or portion thereof for purposes of Section 708(b)(1)(B) of the Code.

          “Default” means with respect to any Member, the failure of a Member to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement (provided that the failure of a Member to make a Capital Contribution when required in response to a Capital Call shall not constitute a Default), or the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, in each case if the breach is not cured by the applicable Member on or before the 30th Day after its receiving written notice of such breach from any other Member (or, if such breach is not capable of being cured within such 30-Day period, if such Member fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence). The Management Committee may, but shall have no obligation to, extend the foregoing 30-Day period.
          “Default Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 1% per annum, and (b) the maximum rate permitted by Law.
          “Discharge Date” has the meaning set forth in the Credit Agreement.
          “Dispose,” “Disposing” or “Disposition” means, with respect to any asset, a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; provided, however, that such terms shall not include (i) the creation of an Encumbrance or (ii) the sale or other transfer (directly or indirectly and whether by merger, consolidation, conversion, sale of assets or otherwise) of all or any portion of the capital stock, member interests or other equity interests in any Member.
          “Disposing Member” shall have the meaning assigned to such term in Section 8.01(a).
          “Dispute” shall have the meaning assigned to such term in Section 12.01.
          “Dispute Notice” shall have the meaning assigned to such term in Section 12.02.
          “Disputing Member” shall have the meaning assigned to such term in Section 12.01.
          “Dissolution Event” shall have the meaning assigned to such term in Section 9.01.
          “Effective Date” means the date of this Agreement as specified in the preamble.

          “Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.
          “Exercise Period” shall have the meaning assigned to such term in Section 8.01(a).
          “FERC” means the Federal Energy Regulatory Commission or any Governmental Authority succeeding to powers that, as of the date of this Agreement, are exercised by such Commission over the rates, terms and conditions of the Company.
          “Financing Documents” has the meaning set forth in the Credit Agreement.
          “Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing, including the FERC; any court or other judicial body; and any officer, official or other representative of any of the foregoing.
          “Independent Member” shall mean a Person, who is not at the time of initial designation as the Independent Member or at any time while serving as the Independent Member and has not been at any time during the five (5) years preceding such initial designation: (i) a direct or indirect owner of any equity interest in, member, officer, employee, director, manager (with the exception of serving as the Independent Member) or contractor, bankruptcy trustee, attorney or counsel of the Company or any of its Affiliates; (ii) a creditor, customer, supplier, or other Person who derives any of its purchases or revenues from its business activities with the Company or any of its Affiliates (other than any fee paid for its services as Independent Member); (iii) an Affiliate of the Company or any Person excluded from serving as Independent Member under clause (i) or (ii) of this definition; (iv) a member of the immediate family by blood or marriage of any Person excluded from being an Independent Member under clause (i) or (ii) of this definition; or (v) a Person who received, or a member or employee of a firm or business that received, fees or other income from the Company or any Affiliate thereof in the aggregate in excess of five percent (5%) of the gross income, for any applicable year, of such Person; provided however, that notwithstanding the foregoing, for the purposes of clause (i), an equity interest shall be deemed to exclude de minimis or otherwise immaterial holdings of equity interests of an Affiliate of the Company which are traded on public stock exchanges. The Independent Member is Edward J. Crenshaw.
          “Interest Certificate” shall have the meaning assigned to such term in Section 8.02.
          “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, notice, resolution,

judgment, decision, declaration, policy statement or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
          “Liquidation Date” means in the case of any event giving rise to the dissolution of the Company, the date on which such event occurs.
          “Liquidator” means such Person(s) selected by the Management Committee to perform the functions described in Section 9.02 as liquidating trustee of the Company and to wind up the business and affairs of the Company within the meaning of the Act.
          “Loan Notice” shall have the meaning assigned to such term in Section 3.02(a).
          “Majority Interest” shall have the meaning assigned to such term in Section 7.02(e).
          “Management Committee” means the committee comprised of the individuals designated by the Members in accordance with Section 7.02 and all other individuals designated by the Members to serve as a representative on such committee in accordance with Article VII; and references in this Agreement to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.
          “Member” means El Paso, Opco, and any other member or members, excluding the Independent Member, admitted to the Company in accordance with this Agreement or any amendment or restatement hereof.
          “Membership Interest” means the ownership interest of a Member in the Company at any time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.
          “NGA” means the Natural Gas Act of 1938, 15 U.S.C.A. §717 et. seq. (1997), as amended from time to time. A reference herein to a specific section or sections of the NGA shall be deemed to include a reference to any corresponding provision of any successor law.
          “Non-Contributing Member” shall have the meaning assigned to such term in Section 3.06(a).
          “Officer” means any Person designated as an officer of the Company as provided in Section 7.02, but from and after the time any Person ceases to be an officer of the Company the term “Officer” does not include such Person who has ceased to be an officer of the Company.
          “Operating Budget” means the annual operating budget established by the Management Committee from time to time as the budget for the Company’s operations for a calendar year, as same may be modified or amended by the Management Committee.
          “Percentage Interest” means, subject in each case to adjustments in accordance with this Agreement or in connection with any Disposition of a Membership Interest, with respect to a Member, the percentage set forth opposite such Member’s name in Annex I representing such Member’s Units divided by the total number of Units issued to all Members, provided, however, that the total of all Percentage Interests shall always equal 100%.
          “Permitted Transferee” means any Person that is an Affiliate of a Member.
          “Person” has the meaning set forth in the Act.
          “Priority Interest” means the special distribution rights under Section 3.06(b) received by each Additional Contributing Member, which rights include the right to receive the return described in Section 3.06(b)(i) and which form part of the Additional Contributing Member’s Interest.
          “Priority Interest Sharing Ratio” shall have the meaning assigned to such term in Section 3.06(b)(i).
          “Quarter” means unless the context requires otherwise, a fiscal quarter of the Company.
          “Regulatory Allocations” shall have the meaning assigned to such term in Section 5.02(c).
          “Representative” shall have the meaning assigned to such term in Section 7.02(a)(ii).
          “ROFR Acceptance” shall have the meaning assigned to such term in Section 8.01(a).
          “ROFR Buyer” shall have the meaning assigned to such term in Section 8.01(a).
          “Sole Discretion” means the following: (a) in the applicable Person’s sole and absolute discretion, (b) with or without cause, (c) subject to such conditions as it may deem appropriate, and (d) to the fullest extent permitted by law, without taking into account the interests of, and without incurring liability to, the Company, any Member, any member of the Management Committee or any officer or employee of the Company.
          “Subject Interest” shall have the meaning assigned to such term in Section 8.01(a).
          “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
          “Tax Matters Member” shall have the meaning assigned to such term in Section 10.03(a).
          “Transfer Notice” shall have the meaning assigned to such term in Section 8.01(a).
          “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
          “Units” shall have the meaning assigned to such term in Section 4.02(a).
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the state of Delaware.
          “Withdraw,” “Withdrawing” or “Withdrawal” means the disassociation of a Member from the Company as a member as provided in Section 11.02 and Section 11.03. Such terms shall not include any Dispositions of a Membership Interest (which are governed by Sections 8.01(a) and (b)), even though the Member making a Disposition may cease to be a Member as a result of the Disposition.
          “Withdrawn Member” shall have the meaning assigned to such term in Section 11.03.
          “Working Capital Borrowings” means borrowings used for working capital purposes or to pay distributions to Members that are made pursuant to a credit facility, commercial paper facility or other similar financing arrangements.
     SECTION 1.02 Terms Generally. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa, (b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits or Annexes refer to the Exhibits or Annexes attached to this Agreement, each of which is made a part hereof for all purposes; (e) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (f) the term “include”, “includes”, “including” or words of like report shall be deemed to be followed by the words “without limitation”; (g) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (h) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II.
FORMATION
     SECTION 2.01 Name. The name of the Company shall be as set forth in the Preamble hereof. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. Notwithstanding the preceding sentence, the Management Committee may change the name of the Company or adopt such trade or fictitious names as it may determine.
     SECTION 2.02 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in the Office of the Secretary of State of the State of Delaware and the execution of the Original Agreement. The term of the Company shall continue until terminated as provided in Article IX hereof.
     SECTION 2.03 Purposes of the Company. The Company has been organized to engage in any lawful act or activity for which a Delaware limited liability company may be formed.
     SECTION 2.04 Powers.
a)	In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Management Committee.

b)	Notwithstanding Section 2.04(a), the Company shall conduct its business separate and apart from any Affiliate thereof in accordance with the following:
i)	It shall segregate its property and not allow funds or other assets thereof to be commingled with the funds or other assets of, held by, or registered in the name of, any Member of the Company, any other Affiliate of the Company or any other Person.

ii)	It shall prepare and maintain its own separate, full and complete books and financial records separate from the books and financial records of any Member of the Company, any other Affiliate of the Company or any other Person.

iii)	It shall observe all material limited liability company procedures and formalities, including without limitation, maintaining minutes or records of meetings of the Company and acting on behalf of itself only pursuant to due authorization of the member(s) and, as applicable, the Independent Member.

iv)	It shall pay its liabilities only from its assets.

v)	It shall conduct its dealings with third parties in its own name and as a separate and independent entity.

vi)	It shall not guarantee any debts of its Affiliates nor allow any of its Affiliates to guarantee any debts of the Company. It shall not acquire obligations or securities of, or make loans or advances to, any of its Affiliates.

vii)	It shall maintain adequate capitalization in light of its contemplated business and obligations.

viii)	It shall directly manage its own liabilities, including paying its own operating expenses.

ix)	It shall pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations. It shall not permit employees of the Company to participate in or receive payroll benefits or pension plans of or from any of its Affiliates.

x)	It shall allocate fairly and reasonably any overhead for shared office space.

xi)	It shall use separate invoices and checks.

xii)	It shall maintain separate bank accounts in its own name and all investments made by or on behalf of the Company shall be made solely in its name (except as required under the Accounts Agreement as defined in the Credit Agreement).

xiii)	All formalities regarding the separate existence of the Company shall be maintained. It shall conduct its own business in its own name and through authorized agents pursuant to its organizational documents.

xiv)	All business transactions that are entered into by the Company with any of its Affiliates shall be on terms and conditions not less favorable to the Company than those that would be entered into by a prudent Person in the position of the Borrower with a Person that is not one of its Affiliates and shall have been approved in accordance with its organizational documents and shall otherwise comply with the provisions of the Financing Documents.

xv)	It shall hold itself out as a separate entity and shall correct any misunderstanding regarding its separate entity status of which the Company has knowledge.
     SECTION 2.05 Principal Place of Business. The principal place of business of the Company shall be located at 1001 Louisiana, Houston, Texas 77002. The Management Committee may establish other offices at other locations.
     SECTION 2.06 Agent for Service of Process. The Corporation Trust Company shall be the registered agent of the Company upon whom process against it may be served. The address of such agent within the State of Delaware is: Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
     SECTION 2.07 Business Opportunities; No Implied Duty or Obligation. Notwithstanding any duty otherwise existing at law or in equity, each Member, its Representative(s) and Affiliates may engage, directly or indirectly, without the consent of the other Member(s), the Company, the Management Committee or any member of the Management Committee in other business opportunities, transactions or other arrangements of any nature or description, independently or with others, including any business of a nature that may compete or be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Member, the Company or the Management Committee in connection therewith.
ARTICLE III.
CAPITAL CONTRIBUTIONS
     SECTION 3.01 Capital Contributions.
a)	Except as otherwise provided in the following provisions of this Section 3.01 or Section 3.02, the Management Committee may issue or cause to be issued a notice to each Member for the making of Capital Contributions at such times and in such amounts as the Management Committee shall determine (a “Capital Call”), such determination to be made in accordance with Article VII. All amounts timely received by the Company under this Section 3.01 shall be credited to the respective Member’s Capital Account as of the specified date.

b)	Each Capital Call shall contain the following information:
i)	The total amount of Capital Contributions required from all Members;

ii)	The amount of Capital Contribution required from the Member to which the notice is addressed, which amount must equal that Member’s Percentage Interest of the total Capital Call;

iii)	The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

iv)	The date on which payments of the Capital Contribution shall be made (which date shall not be earlier than the 30th Day following the date the Capital Call is given, unless an earlier date is approved by the Management Committee) and the method of payment, provided that the date and the method shall be the same for each of the Members.
c)	Each Member agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued as provided in this Section 3.01.
     SECTION 3.02 Loans.
a)	Instead of making a Capital Call under Section 3.01, the Management Committee by notice in writing (the “Loan Notice”) submitted to the Members may request the Members to lend funds to the Company at such times, in such amounts and under such terms and conditions as the Management Committee shall determine; provided, however, that the Management Committee shall not issue any such Loan Notice to the extent that incurring any such loan would breach or violate any financing or other agreement of the Company.

b)	Each Loan Notice issued under Section 3.02(a) shall contain the following information:
i)	The total amount of loans requested from the Members;

ii)	The amount of the loan requested from the Member to which the notice is addressed, which amount must equal (A) that Member’s Percentage Interest of the total amount of loans requested in the Loan Notice;

iii)	The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;

iv)	The date on which the loans to the Company are to be made (which date shall not be earlier than the 30th Day following the date the Loan Notice is given, unless an earlier date is approved by the Management Committee) and the method of payment, provided that the date and the method shall be the same for each of the Members; and

v)	All terms concerning the repayment of or otherwise relating to the loans, provided that the terms shall be the same for each of the Members.
c)	No Member shall be obligated to make a loan or advance to the Company following its receipt of a Loan Notice unless all Members agree to do so.
     SECTION 3.03 No Other Contribution Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except as provided in this Article III.

     SECTION 3.04 Return of Contributions. Except as expressly provided in this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. None of the Members are required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
     SECTION 3.05 Capital Accounts.
a)	The Company shall maintain for each Member (or a beneficial owner of Membership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Management Committee) owning a Membership Interest a separate Capital Account with respect to such Membership Interest in accordance with the rules of Treasury Regulation §1.704-1(b)(2)(iv). The aggregate amount in the Capital Accounts existing as of the Effective Date hereof shall be based on the assets and liabilities owned by the Company as of the Effective Date hereof and allocated between the Members in accordance with their Percentage Interests. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation §1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Member by the Company, (v) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation §1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation §1.704-1(b)(2)(iv)(g). Thus, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property on the date of adjustment (as determined pursuant to Section 3.05(b)), immediately prior to (A) the contribution of money or other property to the

Company by a new or existing Member as consideration for a Membership Interest or an increased Percentage Interest, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to that Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(l). The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Company under the NGA.

b)	Whenever the fair market value of the Company’s property is required to be determined pursuant to the third and fourth sentences of Section 3.05(a), the Management Committee shall establish the fair market value in a notice to the Members.
     SECTION 3.06 Failure to Make a Capital Contribution.
a)	General. If any Member fails to make a Capital Contribution when required in a Capital Call under Section 3.01 of this Agreement (each such Member being a “Non-Contributing Member”), then, provided the failure has not been cured, the Members that have contributed their Capital Contributions in response to such Capital Call (each, a “Contributing Member”) may (without limitation as to other remedies that may be available) at any time following the 10th Day following the date the Capital Contribution was due elect to pay the portion of the Capital Contribution owed and unpaid by the Non-Contributing Member (the “Additional Contribution”), in which event the Contributing Member(s) that elect to fund the Non-Contributing Members’ share (the “Additional Contributing Members”) may treat the contribution as either: (i) a Capital Contribution resulting in the Additional Contributing Members receiving a Priority Interest under Section 3.06(b), or (ii) a permanent capital contribution that results in an adjustment of Membership Interests under Section 3.06(c), as determined by the Additional Contributing Members as set forth below.
No Contributing Member shall be obligated to elect to take the actions specified in the preceding paragraph of this Section 3.06(a). The decision of the Contributing Members to elect to take the action described in the preceding paragraph shall be made by the determination of the Contributing Members holding the majority of the Percentage Interests of all Contributing Members, provided that such treatment may not be elected unless at such time of determination there is one or more Additional Contributing Members. The decision of the Additional Contributing Members to elect the treatment described in the preceding paragraph of this Section 3.06(a) shall be made by the determination of the Additional Contributing Members holding the majority of the Percentage Interests of all Additional Contributing Members. Unless and until such election is made, payment of the Additional Contribution shall be treated as a

Priority Interest under Section 3.06(a)(i). If the Additional Contributing Members make the election under Section 3.06(a) to treat the contribution as a contribution for which they receive a Priority Interest under Section 3.06(b), then the Additional Contributing Members will have the option, exercisable at any time thereafter (by the election of Additional Contributing Members holding a majority of the Percentage Interests of all Additional Contributing Members) upon notice furnished to the other Members not less than 30 Days before the proposed effective time of the option exercise, to change their election such that the amount of the payment of the Non-Contributing Member’s portion of the Capital Contribution (less any amounts received by the Additional Contributing Members as a payment of the applicable Priority Interest (other than payment of the return amount forming a part thereof)) shall be treated as an Additional Contribution as provided in Section 3.06(c). In that event, the accrued and unpaid return forming part of the Priority Interest shall not be treated as an Additional Contribution but shall continue as a Priority Interest as provided in Section 3.06(b) below (with such amount to continue to compound return thereon).
b)	Priority Interest. If the Additional Contributing Members elect to treat the payment of an Additional Contribution as a contribution for which the Additional Contributing Members receive a Priority Interest, then the following shall apply:
i)	Each Additional Contributing Member shall receive a Priority Interest in the distributions from the Company that would otherwise be due and payable to the Non-Contributing Member(s). The Priority Interest received by each Additional Contributing Member shall be in the proportion that the amount of the Additional Contribution paid by such Additional Contributing Member bears to the amount of the Additional Contributions made by all Additional Contributing Members (each Additional Contributing Member’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”). All distributions from the Company that would otherwise be due and payable to the Non-Contributing Member(s) instead shall be paid to the Additional Contributing Members in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Company to any Non-Contributing Member until all Priority Interests have terminated. The Priority Interest shall terminate with respect to an Additional Contributing Member when that Additional Contributing Member has received either through the distributions it receives in respect of its Priority Interest or through payment(s) to it by the Non-Contributing Member(s) (which payment(s) may be made by the Non-Contributing Member(s) at any time) of an amount equal to the Additional Contribution made by such Additional Contributing Member, plus a return thereon of twelve percent (12%) per annum (compounded quarterly on the outstanding balance). For purposes of making this calculation, all amounts received by an Additional Contributing Member shall be deemed to be applied first against a return on, and then to the amount of, the Additional Contribution. For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing Member to a Contributing Member to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing Member to the Company and thereafter distributed by the Company to the Contributing Member with respect to its Priority Interest.

ii)	The Priority Interests shall not alter the Percentage Interests, nor shall the Priority Interests alter any distributions to the Contributing Members (in their capacity as Contributing Members, as opposed to their capacity as Additional Contributing Members) in accordance with their respective Percentage Interests. Notwithstanding any provision in this Agreement to the contrary, a Member may not dispose of all or a portion of its Priority Interest except to a Person to which it Disposes of all or the applicable pro rata portion of its Membership Interest after compliance with the requirements of this Agreement for the Disposition.

iii)	No Member that is a Non-Contributing Member may Dispose of its Membership Interest unless, at the closing of such Disposition, either the Non-Contributing Member or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing Member’s failure to contribute. No such transferee shall be admitted to the Company as a Member until compliance with this Section 3.06(b)(iii) has occurred.
c)	Permanent Contribution. Subject to Section 3.06(a), if the Additional Contributing Members elect under Section 3.06(a) to have the Additional Contribution treated as a permanent capital contribution, then each Additional Contributing Member that funds a portion of the Additional Contribution shall have its Capital Account increased accordingly and the Members’ Membership Interests and Percentage Interests will be automatically adjusted to equal each Member’s total Capital Contributions when expressed as a percentage of all Members’ Capital Contributions.

d)	Further Assurance. In connection with this Section 3.06, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 3.06.
ARTICLE IV.
MEMBERS
     SECTION 4.01 Members. The members of the Company are the Members listed on Annex I, the Independent Member and any other Person hereafter admitted to the Company as a Member or Independent Member.
     SECTION 4.02 Membership Interests.

a)	Units. The Membership Interests of the Company shall be comprised of one class of interests (the “Units”). The Units will have the rights, designations and preferences as provided in this Agreement.

b)	Units Authorized. There shall be 100 Units authorized.

c)	Certificated Units. All Units shall be certificated and issued as provided in Section 8.02. Persons holding Units shall be admitted to the Company as Members and such ownership shall be recorded by amendment to Annex I hereto, which shall not be considered an amendment to this Agreement.
     SECTION 4.03 Independent Member.
a)	The Company shall at all times have one Independent Member.

b)	No resignation, removal or withdrawal of the Independent Member, and no designation of a successor Independent Member shall be effective until such successor shall have accepted such designation as the Independent Member in writing. In the event that no Person shall be designated as the Independent Member for any period, the Member(s) shall promptly designate a successor Independent Member; provided, however, that such successor Independent Member shall be acceptable to the Agent, in its reasonable discretion.

c)	The Independent Member shall remain in place until his or her death, disability or resignation, or upon removal by the Member(s) with prior written consent of the Agent. Upon the death, disability, resignation or removal of the Independent Member, a successor Independent Member, reasonably acceptable to the Agent, shall be designated by the Member(s). After the Discharge Date, the Member(s) may amend this Agreement to provide that the requirement to have an Independent Member and all provisions relating to an Independent Member are deleted.

d)	The Independent Member may not delegate any of its powers to any other Person.

e)	No other Member of the Company, other than the Independent Member, shall receive compensation from the Company for being a member of the Company except as permitted by the Credit Agreement.

f)	The Independent Member shall have no economic interest in the Company; provided however, that notwithstanding the foregoing, for the purposes of this section, an economic interest shall be deemed to exclude any economic interest the Independent Member has in the Company as a result of holding an equity interest of an Affiliate of the Company which are traded on public stock exchanges.
     SECTION 4.04 Representations, Warranties and Covenants. Each of El Paso and Opco hereby represents, warrants and covenants to the Company and each other that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Person remains a Member of the Company:

a)	such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken;

b)	such Member has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of such Member enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity; and

c)	such Member’s authorization, execution, delivery or performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of that Member, (B) any contract or agreement to which such Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
     SECTION 4.05 Bankruptcy of a Member. Notwithstanding any other provision of this Agreement, the occurrence or continuation of a Bankruptcy of a Member or the Independent Member shall not cause such Member to cease to be a member of the Company or the Independent Member to cease to be the Independent Member, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
ARTICLE V.
DISTRIBUTIONS AND ALLOCATIONS
     SECTION 5.01 Distributions.
a)	On or before the final Business Day of the calendar month immediately following the end of each Quarter (commencing with the Quarter ending June 30, 2010), the Management Committee shall review and determine the amount of Available Cash with respect to that Quarter, and, subject to the terms of Section 3.06(b), an amount equal to 100% of Available Cash with respect to that Quarter shall be distributed in accordance with this Article V to the Members (other than a Breaching Member) in proportion to their respective Percentage Interests (at the time the amounts of such distributions are made); provided, however, that the amount of Available Cash required to be distributed for the Quarter in which the Effective Date occurs, shall be pro rated based upon a fraction, of which the numerator is the number of days in the period that commences on the Effective Date and ends on March 31, 2010 and of which the denominator is 92.

b)	Notwithstanding Section 5.01(a), in the event of the dissolution and winding up of the Company, all receipts of the Company received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of Section 9.02(a)(iii)(C).

c)	Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any applicable Law.
     SECTION 5.02 Allocations for Capital Account Purposes.
a)	For purposes of maintaining the Capital Accounts pursuant to Section 3.05, except as provided in Section 5.02(b) and (c), each item of income, gain, loss, expense, deduction and credit of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

b)	With respect to each period during which a Priority Interest is outstanding, each Additional Contributing Member shall be allocated items of income and gain in an amount equal to the return that accrues with respect to that Additional Contributing Member’s Additional Contribution pursuant to Section 3.06(b)(i), and items of income and gain that would otherwise be allocable to the Non-Contributing Member(s) shall be correspondingly reduced.

c)	Notwithstanding any other provision of this Section 5.02, the following special allocations shall be made in the following order:
i)	Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treasury Regulation Section §1.704-1 or §1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.02(c)(i), then items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation §1.704-2(g)(2)). It is the intent of the Members that any allocation pursuant to this Section 5.02(c)(i) shall constitute a “minimum gain chargeback” under Treasury Regulations §1.704-2(f) and shall be interpreted consistently therewith.

ii)	Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, except Section 5.02(c)(i), if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as generally defined under Treasury Regulation §1.704-1 or §1.704-2), during any taxable year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treasury Regulation §1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Member Nonrecourse Debt Minimum Gain.

iii)	Qualified Income Offset. Except as provided in Section 5.02(c)(i) and (ii) hereof, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), §1.704-1(b)(2)(ii)(d)(5), or §1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

iv)	Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period in excess of the sum of the amount such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation §1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.02(c)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.02 have been tentatively made as if Section 5.02(c)(iv) were not in the Agreement.

v)	Company Nonrecourse Deductions. Company Nonrecourse Deductions (as determined under Treasury Regulation §1.704-2(c)) for any fiscal year shall be allocated among the Members in proportion to their Percentage Interests.

vi)	Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined under Treasury Regulation §1.704-2(i)(2)) shall be allocated pursuant to Treasury Regulation Section 1.704-2(i) to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable. Provided, however, that if more than one Member bears the economic risk of loss for such debt, the Member Nonrecourse Deductions attributable to such partner nonrecourse debt shall be allocated to and among the Members in the same proportion that they bear the economic risk of loss for such partner nonrecourse debt. This Section 5.02(c)(vi) is intended to comply with the provision of Treasury Regulation §1.704-2(i) and shall be interpreted consistently therewith.

vii)	Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

viii)	Curative Allocation. The special allocations set forth in Sections 5.02(c)(i)-(vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.02, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.
     SECTION 5.03 Allocations for Tax Purposes.
a)	Except as otherwise provided herein, for federal income tax purposes each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss and deduction is allocated pursuant to Section 5.02.

b)	Notwithstanding any provisions contained herein to the contrary, for income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its Carrying Value, as required by Section 704(c) of the Code and Treasury Regulation §1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation §1.704-3(d).
     SECTION 5.04 Varying Interests All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Percentage Interest, the Members agree that their allocable shares of items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Percentage Interests.
ARTICLE VI.
BOOKS AND RECORDS, REPORTS, AND BANK ACCOUNTS
     SECTION 6.01 Books and Records. The Management Committee shall cause to be kept at the principal office of the Company or at such other location approved by the Management Committee complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 6.02, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Members and the Management Committee, and any other books, records and information that are required to be maintained by applicable Law.
     SECTION 6.02 Reports. With respect to each calendar year, and within the time frame specified by the Management Committee, the Management Committee or any duly authorized Officer(s) shall cause to be prepared and delivered to each Member such reports, financial statements, forecasts, studies, budgets and other information as the Management Committee may request from time to time.
     SECTION 6.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee, which may include the El Paso Corporation cash management program.
ARTICLE VII.
MANAGEMENT OF THE COMPANY
     SECTION 7.01 Management. The business and affairs of the Company shall be managed under the direction of the Members acting through the Management Committee. To facilitate the orderly and efficient management of the business and affairs of the Company, the Members shall act (a) collectively as a “committee of the whole” (such committee to be referred to as the Management Committee) pursuant to Section 7.02, and (b) through the delegation by the Management Committee of certain duties and authority to the Officers.
     SECTION 7.02 Management Committee. Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative,

Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:
a)	Representatives.
i)	Composition. The Management Committee shall be composed of 4 Representatives designated as provided below by the Members. Each of El Paso and Opco shall be entitled to designate the number of Representatives and Alternate Representatives set forth opposite such Member’s name in Annex I under the column entitled “Number of Representatives and Alternate Representatives.”

ii)	Designation. To facilitate the orderly and efficient conduct of Management Committee meetings, each Member shall notify the other Members in writing, from time to time, of the identity of (A) one or more of its officers, employees or agents who will represent it at meetings (each, a “Representative”), such number of Persons so identified at any time not to exceed the number of Representatives to be designated by such Member in accordance with Section 7.02(a)(i), and (B) one or more of its officers, employees or agents who will represent it at any meeting that any one or more of that Member’s Representatives is unable to attend (each an “Alternate Representative”; if an Alternate Representative is to be an alternate for more than one Representative of a Member, the Member’s notification shall specify same), such number of Persons so identified at any time not to exceed the number of Alternate Representatives to be designated by such Member in accordance with Section 7.02(a)(i). (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.). The initial Representatives and Alternate Representatives designated by each Member are set forth in Annex I. A Member may designate different Representatives or Alternate Representatives for any meeting of the Management Committee by notifying each of the other Members on or before the date scheduled for that meeting; provided, however, that if giving that advance notice is not feasible, then any new Representative or Alternate Representative shall present written evidence of his or her authority at the commencement of such meeting. Alternate Representatives may attend all Management Committee meetings but shall have no vote at any such meeting attended except in the absence of the Representative for whom such Person is the Alternate Representative. Upon the death, resignation or removal for any reason of any Representative of a Member, such Member shall promptly designate a successor as provided herein.

iii)	Authority. Each Representative shall have the full authority to act on behalf of the Member that designated such Representative; the action of the Representative(s) at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated that

Representative(s); and the other Member shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative(s). In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which that Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

iv)	DISCLAIMER OF DUTIES; INDEMNIFICATION. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND ANY DUTY OTHERWISE EXISTING AT LAW, IN EQUITY, OR OTHERWISE, WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE, OR ANY ACTION OTHERWISE TAKEN BY A REPRESENTATIVE UNDER THIS AGREEMENT, THE ACT OR OTHERWISE, EACH REPRESENTATIVE MAY ACT, AND GRANT OR WITHHOLD ITS VOTE, CONSENT OR APPROVAL, IN ITS SOLE DISCRETION, FREE FROM ANY DUTY, FIDUCIARY OR OTHERWISE, TO THE COMPANY OR ANY MEMBER (OTHER THAN TO THE MEMBER THAT APPOINTED SUCH REPRESENTATIVE), OTHER THAN THE DUTY TO ACT IN ACCORDANCE WITH THE IMPLIED CONTRACTUAL COVENANT OF GOOD FAITH AND FAIR DEALING. THE PROVISIONS OF THIS SECTION 7.02(a)(iv) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE (OTHER THAN SUCH THAT WOULD CONSTITUTE A VIOLATION OF THE IMPLIED CONTRACTUAL COVENANT OF GOOD FAITH AND FAIR DEALING).

v)	Attendance. Each Member shall use all reasonable efforts to cause its Representative(s) or Alternate Representative(s) to attend each meeting of the Management Committee, unless its Representative(s) is unable to do so because of a “force majeure” event or other event beyond such Person’s reasonable control, in which event such Member shall use all reasonable efforts to cause its Representative(s) or Alternate Representative to participate in the meeting by telephone or other electronic communication pursuant to Section 7.02(g).
b)	Procedures. The Management Committee shall maintain (or cause to be maintained) written minutes of each of its meetings, which shall be submitted for approval within a reasonable period of time after each meeting. The Management Committee may adopt such rules and procedures relating to its activities as the Management Committee may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

c)	Time and Place of Meetings. The Management Committee shall meet no less often than once each Quarter; provided, however, that in lieu of any such meeting the Management Committee may elect to act by written consent. The time, date and location of meetings of the Management Committee, and the agenda for each such meeting, shall be as determined by the Management Committee from time to time. Special meetings of the Management Committee may be called at such times, and in such manner, as any Representative or Member determines to be necessary or appropriate. Any Representative or Member calling for any such special meeting shall notify all other Representatives and Members of the date and agenda for such meeting on or before the third Business Day prior to the date of such meeting, provided that such three (3) Business Day period may be waived by agreement of the other Representatives. Attendance of a Member’s Representative at a meeting of the Management Committee shall constitute a waiver of notice of that meeting, except where the Representative attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not properly called or convened in accordance with this Agreement.

d)	Quorum. The presence, in person, by telephone or by other form of two-way electronic communication permitted by Section 7.02(g), of a majority of the Representatives (including, in the absence of a Representative, the Alternate Representative of such Person) shall constitute a quorum for the transaction of business at any meeting of the Management Committee, provided that such majority includes at least one Representative (or Alternate Representative) of each Member unless any Member is a Breaching Member, in which case a Representative (or Alternate Representative) of such Breaching Member will not be required for a Quorum.

e)	Voting. Except as provided otherwise in this Agreement, each Representative (or Alternate Representative, as the case may be) present and acting at a meeting of the Management Committee shall be entitled to one vote on each matter submitted to the Management Committee for its approval, consent or determination. Except as otherwise provided in this Agreement, the affirmative vote of a majority of the Representatives in attendance at a meeting of the Management Committee at which a quorum is present (a “Majority Interest”) shall constitute the action of the Management Committee.

f)	Action by Written Consent. Any action required or permitted to be taken at a regular or special meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed either by all of the Representatives (or if a Representative is unavailable, the Alternate Representative for that unavailable Representative); provided that, as to any action set forth in Section 7.03, such written consent shall also be signed by the Independent Member. Notice of any meeting at which any action set forth in Section 7.03 shall be submitted to a vote for approval by the Management Committee shall also be given to the Independent Member not less than ten (10) days before the date of such meeting. The Independent Member may waive in writing the requirements for notice before, at or after the meeting involved. Such written consents shall be filed with the minutes of the Company proceedings and shall have the same force and effect as a vote at a meeting.

g)	Meetings by Telephone or Other Communications Devices. Representatives (including any Alternate Representative) may participate in and hold any meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can communicate with and hear each other. Participation in a meeting shall constitute presence in person at the meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

h)	Matters Requiring Management Committee Approval. Except as expressly provided elsewhere in this Agreement, none of the following actions may be taken by, or on behalf of the Company, without first obtaining the vote of the Management Committee described below:
i)	Unanimous Interest. The following actions shall require the approval of all Representatives or Members:
     (A) to the fullest extent permitted by law, dissolution of the Company under Section 9.01(a);
     (B) to the fullest extent permitted by law, causing or permitting the Company to become Bankrupt (but this provision is not intended to require, nor shall it be construed to require, any Member to ensure the profitability or solvency of the Company);
     (C) causing the Company to mortgage or pledge any of its properties or assets with a value exceeding a total of $225 million to secure the payment or performance of any obligation for the repayment of borrowed money or any guarantee of such repayment;
     (D) the commencement before the FERC, or the resolution through settlement, stipulation or other consensual means, in whole or in part, before the FERC (or before any United States Court of Appeals on an appeal of an order of the FERC), of any proceeding or controversy, including any NGA Section 4 (15 U.S.C. Section 717(c)) general rate case, or an appeal of any order thereof, the outcome of which would cause either:
     (i) the Company’s revenues to be reduced by a total of $50 million or more annually;

     (ii) the Company to pay penalties, refunds or interest of a total of $50 million or more; or
     (iii) to agree to any criminal penalty;
     (E) the creation of any additional Membership Interests of any class and specifying the rights, class(es) and duties thereof, or the proposed admission of any Person as a member of the Company, whether as a result of the Disposition by a Member of all or any part of its Membership Interest or otherwise, provided, however, that the Disposition by a Member of all or any part of its Membership Interest to a Permitted Transferee shall not require the prior approval of the Management Committee;
     (F) any proposal to sell or otherwise Dispose of assets of the Company, whether in a single transaction or any series of transactions, outside the ordinary course of the Company’s business with a value exceeding a total of $225 million in any calendar year;
     (G) the Disposition or abandonment of all or substantially all of the assets of the Company, and any Disposition (including a Deemed Tax Disposition, if such Disposition, when added to the total of all other Dispositions (including Deemed Tax Dispositions) within the preceding twelve months, results in the Company being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code;
     (H) causing or permitting the Company to merge with, or consolidate or convert into, any other entity; or
     (I) entering into, conducting, or authorizing the Company to conduct, any new activity or business that may cause the Company to generate income for federal income tax purposes which will not constitute “qualifying income” (as such term is defined pursuant to Section 7704 of the Code).
ii)	Majority Interest. Except for matters that are covered by Section 7.02(h)(i) or matters that the law otherwise requires approval by a greater percentage, a Majority Interest shall be required to approve any action that requires approval of the Members or the Representatives, including the following matters:
     (A) causing the Company to take any action under this Agreement that requires Management Committee approval other than the actions specified in Section 7.02(h)(i);

     (B) the determination of the amount of Available Cash with respect to each Quarter;
     (C) approving, modifying or amending the annual Capital Budget and Operating Budget for the Company (with it being understood that the latest approved Capital Budget or Operating Budget shall be used, and deemed approved, for any subsequent period until the new Capital Budget or Operating Budget (as applicable) for that period is so approved), including the parameters under which the Officers are authorized to expend Company funds without further Management Committee approval;
     (D) issuing or causing to be issued any Capital Call under Section 3.01 or Loan Notice under Section 3.02;
     (E) any additions to (by acquisition, development, construction or otherwise) or expansions or extensions of the Company’s facilities, provided that any additions, expansions or extensions to the facilities approved by any duly authorized Officer(s) pursuant to authority delegated by the Management Committee shall be deemed approved by the Management Committee for purposes hereof and shall not require separate approval;
     (F) appointing Officers of the Company and determining their authority to act on behalf of the Company;
     (G) designating Officers or employees to serve on the audit committee of the Company, if one shall be established by the Management Committee;
     (H) any change in the Company’s name;
     (I) causing the Company to enter into any short-term or long-term indebtedness, but Working Capital Borrowings made from time-to-time under an agreement previously approved as contemplated herein need not be further approved by the Management Committee;
     (J) except for any commencement or resolution that requires the unanimous approval of the Management Committee pursuant to Section 7.02(i)(D) above, the commencement before the FERC, or the resolution through settlement, stipulation or other consensual means of any matter brought under the NGA Section 4 (15 U.S.C. Section 717(c)) or Section 5 (15 U.S.C. Section 717(d)); provided that the Management Committee may delegate to any duly authorized Officer(s) the right(s) to commence or resolve any such proceeding involving $25 million or less;
     (K) making any tax elections under the Code; or
     (L) except for any mortgage or pledge of any properties or assets that requires the unanimous approval of the Management Committee pursuant to Section 7.02(i)(C) above, causing the Company to mortgage or pledge any of its properties or assets to secure the payment or performance of any obligation for the repayment of borrowed money or any guarantee of such repayment.
i)	Subcommittees. The Management Committee shall have the power and authority to create such subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

j)	Officers.
     (A) The Management Committee shall have the power and authority to appoint one or more Persons to be Officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee. Except as otherwise specifically provided in this Agreement or by the Management Committee, the authority and functions of the Officers shall be identical to the authority and functions of the officers of a corporation organized under the General Corporation Law of the State of Delaware. The Management Committee shall have full power and authority to direct the Officers to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company. In addition, the Management Committee shall have full power and authority to select and dismiss Officers, employees, agents, outside attorneys, accountants, consultants and contractors and to determine their compensation and other terms of employment or hire, create and operate employee benefit plans, employee programs and employee practices.
     (B) The Officers may include a Chief Executive Officer, a President and a Secretary, and may also include a Chief Operating Officer, Chief Financial Officer, Treasurer, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant” or otherwise, as the Management Committee shall determine), one or more Assistant Secretaries and one or more Assistant Treasurers. If

Officers are appointed, each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same Person. The compensation of Officers shall be fixed from time to time by the Management Committee or by such Officers as may be designated by the Management Committee.
     (C) Any Officer may resign at any time upon written notice to the Company. Any Officer may be removed by the Management Committee with or without cause at any time. The Management Committee may delegate the power of removal of Officers to any Officer. Such removal shall be without prejudice to a Person’s contract rights, if any, but the appointment of any Person as an Officer shall not of itself create contract rights.
     (D) Unless otherwise directed by the Management Committee or specified in an employment or other agreement to which an Officer is a party, a Person appointed as an Officer of the Company shall be required to devote to the business affairs of the Company only the portion of such Person’s full productive time as is required to perform the duties delegated to such Person by the Management Committee. In addition, it shall not constitute a breach or violation of any duty owed to the Company or to any Member by a Person appointed as an Officer for such Person to be a director, manager, officer or employee of any Affiliate of the Company provided that the Management Committee is advised of such Person’s positions with such Affiliate(s) and does not object to same in a timely manner.
     SECTION 7.03 Actions Requiring Consent of Independent Member. Notwithstanding any other provision in this Agreement to the contrary, (other than Section 4.03(c)), the limited liability company authorization of the following acts shall require the prior unanimous written approval of the Management Committee and the Independent Member:
a)	merging, consolidating or combining the Company or any subsidiary of the Company with any other entity, to the fullest extent permitted by law, dissolving or winding up the Company, selling, transferring or otherwise disposing of all or substantially all of the assets of the Company, or approving any plan or agreement to engage in any of the foregoing actions;

b)	amending, altering or changing of provisions of Section 4.03 or any other Section of the Agreement; but only to the extent such amendment requires the consent of the Independent Member as required therein;

c)	the authorization of or taking any action which would constitute a Bankruptcy of the Company;

d)	any contravention of any provision of this Agreement or engaging in any activity other than those contemplated by Section 2.04;

e)	incurring, assuming or otherwise becoming obligated for any indebtedness except pursuant to or as permitted by the Credit Agreement;

f)	any modification, amendment, termination or cancellation of any of the Financing Documents, except as otherwise permitted under the Financing Documents;

g)	creating or permitting to exist any lien on any property of the Company except pursuant to or as permitted under the Credit Agreement;

h)	entering into any contract (including any indemnification agreement) or transaction with any Member or any Affiliate of any Member other than as expressly provided for or contemplated by this Agreement, or pursuant to or as permitted by the Credit Agreement;

i)	amending or modifying the Company’s certificate of formation.
     To the fullest extent permitted by applicable law, and notwithstanding anything to the contrary in this Agreement, the Independent Member, in exercising its consent rights in connection with the actions set forth in this Section 7.03, shall have no duty (including fiduciary duty) or obligation (whether under this Agreement, at law or in equity or otherwise) to consider the interests of the Company, and may solely consider the interests of the Agent and the Lenders and their Affiliates and nominees. All right, power and authority of the Independent Member shall be limited to the extent necessary to exercise those rights specifically set forth in this Agreement. To the extent permitted by law, the Independent Member shall not be liable, responsible or accountable in damages or otherwise to the Company or the Member(s) for any act or omission performed or omitted in a manner reasonably believed by the Independent Member to be within the scope of the authority granted to him or her by this Agreement. The Independent Member shall at no time serve as trustee in bankruptcy for any Affiliate of the Company.
     At each meeting of the Management Committee at which any action set forth in this Section 7.03 or any other Section hereof that specifies that the approval of the Independent Member is required, as applicable, shall be submitted to a vote for approval by the Management Committee, the presence in person or by electronic means, as the case may be, of the Independent Member shall also be necessary to constitute a quorum. Neither the presence or vote of the Independent Member nor notice to the Independent Member shall be required for the Company to undertake any action other than those specified in this Section 7.03 or any other Section hereof that specifies that the approval of the Independent Member is required.
     SECTION 7.04 Prohibition on incurring Indebtedness other than Permitted Indebtedness. Notwithstanding anything to the contrary contained herein, the Company is prohibited from incurring any Indebtedness (as defined in the Credit Agreement) other than Permitted Indebtedness (as defined in the Credit Agreement).

     SECTION 7.05 Conflicts of Interest; Outside Activities.
a)	Each Member agrees to the terms of Section 2.07.

b)	In addition to the rights set forth in Section 2.07, any Member or Affiliate or Affiliates of a Member (including any Subsidiary of a Member) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or any Subsidiary, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or any Subsidiary, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to the Company, any Subsidiary or any Member. None of the Company, any Subsidiary or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any Member or any Affiliate of a Member (including any Subsidiary of a Member).

c)	Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Person (including any Member or any Subsidiary or other Affiliate of a Member) in accordance with the provisions of this Section 7.05 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach of any Member’s or any other Person’s duties to the Company or any Member or any other obligation of any type whatsoever of a Member or any other Person to the Company or any Member for any such Person to engage in such business interests and activities in preference to or to the exclusion of the Company or any Subsidiary, (iii) none of the Members or any other Person shall have any obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to the Company or any Subsidiary and (iv) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any Member or other Person.

d)	The Company may transact business with any Member or Affiliate of a Member, provided the terms of those transactions are approved by the Management Committee or expressly contemplated by this Agreement or involve transportation agreements on the Facilities with an Affiliate of a Member incurred in the ordinary course of the Company’s business. Without limiting the generality of the foregoing, the Members recognize and agree that their respective Affiliates currently, or in the future may, engage in various activities involving natural gas marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), transportation, gathering, processing, storage, distribution, development and ownership, as well as other commercial activities related to natural gas and other hydrocarbons and that these and other activities by Members’ Affiliates may be based on natural gas that is transported in the Facilities or otherwise made possible or more profitable by reason of the Company’s activities (herein referred to as “Affiliate’s Outside Activities”). No Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and no Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such Affiliate’s Outside Activities.

e)	To the extent permitted by Law, the provisions of this Agreement, including this Section 7.05 and Sections 7.02(a)(iv), 7.02(e)(ii), 7.08 and 7.09, constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of the Act.
     SECTION 7.06 Indemnification for Breach of Agreement. To the fullest extent permitted by Law, each Member shall indemnify, protect, defend, release and hold harmless each other Member, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that result from a breach by the indemnifying Member of this Agreement; provided, however, that this Section 7.06 shall not (a) apply to any Claim or other matter for which a Member has no liability or duty, or is indemnified or released, pursuant to Section 7.05 or (b) hold the indemnified Person harmless from special, consequential or exemplary damages, except in the case where the indemnified Person is legally obligated to pay such damages to another Person.
     SECTION 7.07 General Regulatory Matters. Each Member shall:
a)	cooperate fully with the Company and the Management Committee in securing appropriate Authorizations for the development, construction and operation of the Facilities, including supporting all applications submitted to the FERC by or on behalf of the Company, and in connection with any reports prescribed by any other Governmental Authority having jurisdiction over the Company;

b)	join in any eminent domain takings by the Company, to the extent, if any, required by Law;

c)	devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Company, taking into account the Member’s Percentage Interest, resources and expertise; and

d)	cooperate fully with the Company and the Management Committee to ensure compliance with FERC Standards of Conduct, if applicable.
     SECTION 7.08 Disclaimer Of Duties. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND ANY DUTY OTHERWISE EXISTING AT LAW, IN EQUITY OR OTHERWISE, WITH RESPECT TO ANY ACTION, CONSENT OR APPROVAL, EACH MEMBER MAY TAKE OR NOT TAKE THE ACTION, OR GRANT OR WITHHOLD CONSENT OR APPROVAL, IN ITS SOLE DISCRETION, FREE FROM ANY DUTY, FIDUCIARY OR OTHERWISE, TO THE COMPANY OR ANY MEMBER OTHER THAN THE DUTY TO ACT IN ACCORDANCE WITH THE IMPLIED CONTRACTED COVENANT OF GOOD FAITH AND FAIR DEALING. THE PROVISIONS OF THIS

SECTION 7.08 SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY MEMBER (OTHER THAN SUCH THAT WOULD CONSTITUTE A BAD FAITH VIOLATION OF THE IMPLIED CONTRACTUAL COVENANT OF GOOD FAITH AND FAIR DEALING).
     SECTION 7.09 Sole Discretion. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any other agreement contemplated herein or any duty otherwise existing at law, in equity or otherwise, whenever in this Agreement any Person is permitted or required to make a decision (a) in its Sole Discretion, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty (including any fiduciary duty) or obligation to give any consideration to any interest of or factors affecting the Company or any other Person or (b) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standard.
ARTICLE VIII.
DISPOSITIONS OF MEMBERSHIP INTERESTS
     SECTION 8.01 Dispositions and Encumbrances of Membership Interests.
a)	Except to the extent permitted by this Section 8.01, a Member (the “Disposing Member”) may not Dispose of all or any portion of its Membership Interest (the “Subject Interest”) to a Person who is not a Permitted Transferee of such Member unless and until (i) the other terms and conditions set forth in this Section 8.01 have been satisfied and (ii) such Disposition has been approved by the requisite approval of the Management Committee. If any Disposing Member intends to dispose of its Membership Interest pursuant to a bona fide offer (“Acquisition Proposal”) from a Person who is not a Permitted Transferee, such Disposing Member shall notify the Management Committee and the other Members in writing (“Transfer Notice”), which Transfer Notice shall specify the identity of the proposed transferee and the terms and conditions (including the cash and a description of the non-cash consideration constituting the purchase price) of the proposed Disposition and shall include a complete copy of the Acquisition Proposal. Except with respect to a proposed Disposition to a Permitted Transferee, the Members (other than the Disposing Member) shall have the right, at any time during the period (the “Exercise Period”) that ends at 5:00 p.m. Houston, Texas time on the 30th day after receipt of the Transfer Notice to elect to purchase the Subject Interest at the price and on the terms and conditions set forth in the Acquisition Proposal. Any Member(s) who elect to purchase the Subject Interest (each, a “ROFR Buyer”) must furnish written notice (each, a “ROFR Acceptance”) to the Disposing Member prior to termination of the Exercise Period.

b)	The Disposing Member shall not be bound to Dispose of any portion of the Subject Interest to any ROFR Buyer(s) unless all of such Subject Interest is accepted for purchase by ROFR Buyers in accordance with this Section 8.01. If there is more than one ROFR Buyer who timely delivers a ROFR Acceptance, each such ROFR Buyer shall be entitled to purchase its pro rata portion of the Subject Interest, based upon the ratio that each such ROFR Buyer’s Percentage Interest bears to the total Percentage Interests of all such ROFR Buyers. The ROFR Buyer(s) may substitute the cash equivalent for any portion of the consideration specified in the Acquisition Proposal which was other than cash or a promissory note payable in cash; provided, however, that if the ROFR Buyer(s) desire to so substitute cash for any such non-cash consideration, and if the ROFR Buyer(s)’ determination of the fair market value of such non-cash consideration is less than the fair market value that was given for such consideration by the Disposing Member in the Transfer Notice, the ROFR Buyer(s) shall state their determination of such value in the ROFR Acceptance; and if the Disposing Member and the ROFR Buyer(s) are unable to mutually agree upon the fair market value of such non-cash consideration within five Business Days after the delivery of the ROFR Acceptance, then the Disposing Member and the ROFR Buyer(s) shall promptly cause such value to be determined through appraisal in the manner provided in Section 8.01(e). Such appraisal procedure shall delay, if necessary, any closing of the sale of the Subject Interest. Any delayed closing shall occur, subject to the next sentence, within 15 days after delivery to the parties of the appraiser’s determination of the value of the non-cash consideration. The cash equivalent of any such non-cash consideration that is to be paid at the closing of the purchase and sale of the Subject Interest shall in such event be the amount determined by the appraisal.

c)	The closing of the Disposition of the Subject Interest pursuant to the exercise of the rights of first refusal granted in Section 8.01(a) shall be at 9:00 a.m. Houston, Texas time on the 45th day following the end of the Exercise Period at the Company’s principal office, or such other place as agreed by the Disposing Member and ROFR Buyer(s), subject to any delay in the closing provided for below or in connection with any appraisal conducted as contemplated in Section 8.01(e), unless the Disposing Member and the ROFR Buyer(s) otherwise agree. At the closing, the consideration to be paid by the ROFR Buyer(s) shall be delivered by the ROFR Buyer(s) to the Disposing Member (by wire transfer in immediately available funds to the extent such consideration is cash), and the Disposing Member shall deliver to the ROFR Buyer(s) an instrument of assignment of the Subject Interest accompanied by the Interest Certificate evidencing same, free and clear of all liens, encumbrances and adverse claims with respect thereto. The ROFR Buyer(s) shall be entitled to pay for the Subject Interest in cash or with cash and a promissory note on substantially similar terms to that set forth in the Transfer Notice. The Disposing Member and the ROFR Buyer(s) shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the next succeeding Business Day following the obtaining of all necessary governmental approvals or the expiration of all government waiting periods; provided, however, that in the case of such delay, the purchase price shall be increased by interest at the Default Rate from the date that the closing would have otherwise occurred.

d)	If, after completion of the foregoing procedures under this Section 8.01, the Members (other than the Disposing Member) fail to elect to purchase all of the Subject Interest, the Disposing Member may, at any time within 120 days after the expiration of the Exercise Period or after the decision of the appraisers, if longer, Dispose of all (but not less than all) of the Subject Interest to the proposed acquirer under the Acquisition Proposal on terms no more favorable to such acquirer than those set forth in said Acquisition Proposal (and the Transfer Notice) and offered to the Members (other than the Disposing Members). After the expiration of such 120-day period, the Disposing Member may not Dispose of the Subject Interest described in the Transfer Notice without complying again with the provisions of this Section 8.01 if and to the extent then applicable.

e)	If the Disposing Member and the ROFR Buyer(s) are unable to agree within 30 days after the Transfer Notice is given upon one independent appraiser who will determine the value of any non-cash consideration proposed as all or part of the purchase price for any Subject Interest, then within 30 days after the Transfer Notice is given, the Disposing Member, on the one hand, and the ROFR Buyer(s), collectively, on the other, shall each appoint an independent appraiser who has at least 10 years’ experience in valuing interstate pipeline business activities similar to those conducted by the Company. If the two parties each timely appoint an independent appraiser and such appraisers are unable to agree upon the value of any non-cash consideration proposed as all or part of the purchase price for the Subject Interest, then a third appraiser shall be appointed by the two appraisers. The third appraiser shall value the non-cash consideration proposed in the Acquisition Proposal for the Subject Interest within 30 days of appointment. If such appraisal is less than the lower of the two initial appraisers’ valuation of such consideration, then the value shall equal the average of the lowest two of the three appraisers’ valuations. If such appraisal exceeds the higher of the two initial appraisers’ valuations of such consideration, then the value shall equal the average of the two highest appraisers’ valuations. The appraisers shall employ such persons and incur such expenses as are necessary to reach such determination. The Disposing Member shall bear 50% of all fees and expenses incurred by the appraisers in making such valuation determination, and the ROFR Buyer(s), collectively, shall bear the other 50% of all such fees and expenses. The determination of the appraisers shall be final and binding upon the parties.

f)	Except for a Disposition to a Permitted Transferee or a Disposition effect in accordance with and subject to the procedures in Sections 8.01(a)-(e) above, a Member may not Dispose of a Membership Interest without the prior written approval of the Management Committee. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Section 8.01, shall be, and is hereby declared, null and void to the fullest extent permitted by law. The rights and obligations constituting a Membership Interest may not be separated, divided, split off or otherwise separated from the other attributes of a Membership Interest except with the express prior written approval of the Management Committee and as contemplated by the express provisions of this Agreement. Notwithstanding the foregoing, a Member may not effect a Disposition (including a

Deemed Tax Disposition) if such Disposition, when added to the total of all other Dispositions (including Deemed Tax Dispositions) within the preceding twelve months, results in the Company being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code, unless such Disposition has been approved in accordance with Section 7.02(h)(i)(G).

g)	Each Interest Certificate shall bear a legend as specified in Section 8.02(f).
     SECTION 8.02 Membership Interests and Interest Certificates.
a)	Each Membership Interest shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

b)	Upon the issuance of Membership Interests to any Member in accordance with the provisions of this Agreement, the Company may issue one or more Interest Certificates (as defined herein) in the name of such Member. Each such Interest Certificate shall be denominated in terms of the percentage of Membership Interests evidenced by such Interest Certificate and shall be signed by an Officer on behalf of the Company. “Interest Certificate” means a certificate issued by the Company substantially in the form of Exhibit A hereto, which evidences the ownership of Membership Interests. Each Interest Certificate shall bear, in effect, the following legend: “The Interest shall constitute “securities” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.”

c)	Upon a Member’s Disposition in accordance with the provisions of this Agreement, including Section 8.01 hereof, of any or all Membership Interests in the Company represented by a Interest Certificate, the transferee of such Membership Interests shall deliver such endorsed Interest Certificate to the Company for cancellation, and the Company shall thereupon issue a new Interest Certificate to such transferee for the percentage of Membership Interests that is the subject of such Disposition and, if applicable, cause to be issued to such Member a new Interest Certificate for that percentage of Membership Interests that were represented by the canceled Interest Certificate and that are not the subject of such Disposition.

d)	The Company shall maintain books for the purpose of registering the Disposition of Membership Interests. Notwithstanding any other provision of this Agreement, a Disposition of Membership Interests in the Company requires delivery of an endorsed Interest Certificate and shall be effective upon registration of such Disposition in the books of the Company.

e)	The Company shall issue a new Interest Certificate in place of any Interest Certificate previously issued if the holder of the Membership Interests represented by such Interest Certificate, as reflected on the books and records of the Company:
i)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Interest Certificate has been lost, stolen or destroyed;

ii)	requests the issuance of a new Interest Certificate before the Company has notice that such previously issued Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

iii)	if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Interest Certificate; and

iv)	satisfies any other reasonable requirements imposed by the Company.
f)	In addition to the legend referred to in Section 8.02(b), each Interest Certificate that is issued shall bear the following legend:

“TO THE FULLEST EXTENT PERMITTED BY LAW, MEMBER’S LIMITED LIABILITY COMPANY INTEREST (THE “INTEREST”) IN THE COMPANY IS NOT TRANSFERABLE EXCEPT AS PROVIDED IN THE AGREEMENT, AND IS OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT AND THE RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT, INCLUDING THOSE IN SECTION 8.01 THEREOF. ”

g)	Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code, such provision of Article 8 of the Uniform Commercial Code shall control.
     SECTION 8.03 Creation of Additional Membership Interests. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, only with the express prior approval of the Management Committee or all the Members, and without the consent of any Member or any other Person being required, and, if so approved, only on such terms and conditions as the Management Committee may determine at the time of such approval or admission. The terms of admission or issuance must specify the applicable Percentage Interests of the new and existing Members and may provide for the creation of different classes or groups of Members having different rights, powers and duties, including rights, powers and duties that are senior in preference to existing Members. Any such admission shall be effective only after the new Member has executed and delivered to each other Member an instrument containing the notice address of the new Member, the new Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 4.04 are true and correct with respect to it. The provisions of this Section 8.03 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 8.01.
     SECTION 8.04 Limitation of Liabilities of Members.
a)	Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor the Independent Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

b)	After the Effective Date, the Management Committee shall, and shall cause the Officers to, use their respective reasonable efforts to prevent the Company from entering into any contract, lease, sublease, note, indebtedness, deed of trust or agreement or document that creates any liability, indebtedness or other obligation unless there is contained therein an appropriate provision expressly limiting the claims of all parties to such instruments or agreements and other beneficiaries thereunder to the assets of the Company and expressly waiving any rights of such parties and other beneficiaries to proceed against any Members for any such Company obligation, without the prior written consent of all Members.
     SECTION 8.05 Use of Names and Trademarks. The Company, the Members and their Affiliates shall not use the name or trademark of any Member or its Affiliates in connection with public announcements regarding the Company, or marketing or financing activities of the Company, without the prior consent of such Members or Affiliate, which shall not be unreasonably withheld.
ARTICLE IX.
DISSOLUTION, WINDING UP AND TERMINATION
     SECTION 9.01 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

a)	notice from the Management Committee to the Members dissolving the Company;

b)	entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

c)	an event that makes it unlawful for all or substantially all of the business or affairs of the Company to be carried on; or

d)	the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company, unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.
     SECTION 9.02 Winding Up and Termination.
a)	On the occurrence of a Dissolution Event, the Liquidator shall, under the supervision of the Management Committee, proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:
i)	as promptly as possible after dissolution and again after final winding up, the Liquidator shall cause a proper accounting to be made by a recognized firm of independent certified public accountants of the Company’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

ii)	the Liquidator shall discharge from Company funds all of the indebtedness of the Company and other debts, liabilities and obligations of the Company (including liabilities to Members, to the extent permitted by law); and all expenses incurred in winding up and any loans described in Section 3.02 or otherwise make reasonable provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine in accordance with Section 18-804 of the Act); and

iii)	all remaining assets of the Company shall be distributed to the Members as follows:
     (A) the Liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article V;

     (B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
     (C) all Company property and all cash in excess of that required to discharge liabilities or obligations as provided in Section 9.02(a)(ii) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after making all Capital Account adjustments required herein. Distributions pursuant to this Section 9.02(a)(iii)(C) shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, the 90th Day after the date of the liquidation).
b)	The distribution of cash or property to a Member in accordance with the provisions of this Section 9.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Company Membership Interest and all the Member’s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

c)	No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that there is a reasonable basis for believing will ever be needed again shall be furnished to the Liquidator, which shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period of at least three years. At such time as the Liquidator no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.
     SECTION 9.03 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in another Member’s Capital Account.
     SECTION 9.04 Certificate of Cancellation. On completion of the winding up of the Company as provided herein and the Act, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the term of the Company shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE X.
TAXES
     SECTION 10.01 Tax Returns. The Tax Matters Member shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company and provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Member of its income tax returns and such Member’s tax information reporting requirements, and provide all Members with a draft of the return for their review and comment no later than February 15th of the year following. Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
     SECTION 10.02 Tax Elections. The Company shall make the following elections on the appropriate tax returns:
a)	to adopt as the Company’s fiscal year the calendar year;

b)	to adopt the accrual method of accounting;

c)	to elect, pursuant to Section 754 of the Code in accordance with the applicable Treasury Regulations thereunder, to adjust the basis of the Company’s properties;

d)	to elect to amortize the organizational expenses of the Company ratably over the period as permitted by Section 709(b) of the Code; and

e)	any other election the Management Committee may deem appropriate.
The Company intends to be classified as a partnership for federal income tax purposes. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
     SECTION 10.03 Tax Matters Member.
a)	The Management Committee shall designate El Paso to serve as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

b)	The Tax Matters Member shall provide any Member, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements.

c)	Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be reimbursed by the Company.

d)	The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of the settlement agreement and its terms on or before the 90th Day after the date of the settlement.

e)	No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Management Committee consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained on or before the 30th Day after such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the selection of the forum in which such petition will be filed.

f)	If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
     SECTION 10.04 Amounts Withheld. All amounts required to be withheld pursuant to federal, state, local, or foreign tax laws shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement. The Management Committee is hereby authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local, or foreign government any amounts required to be so withheld pursuant to federal, state, local or foreign law.

ARTICLE XI. WITHDRAWAL
     SECTION 11.01 No Right of Withdrawal. No Member shall voluntarily Withdraw from the Company.
     SECTION 11.02 Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company upon the occurrence of any of the following events:
a)	there occurs an event that makes it unlawful for the Member to continue to be a Member;

b)	the Member commences liquidation or winding up; or

c)	notice from the Management Committee if the Member commits a Default and the Default has not been cured.
     SECTION 11.03 Effect of Withdrawal. A Member that is deemed to have Withdrawn under Section 11.02 (a “Withdrawn Member”), must comply with the following requirements in connection with its Withdrawal:
a)	The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.

b)	The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 11.03(e), and it shall not be entitled to exercise any right of a Member, including any voting or consent rights or to receive any further information (or access to information) from the Company. The Percentage Interest of that Member shall not be taken into account in calculating the Percentage Interests of the Members for any purposes. This Section 11.03(b) shall also apply to a Breaching Member; but if a Breaching Member cures its breach during the applicable cure period, then any distributions that were withheld from that Member shall be paid to it, without interest.

c)	The Withdrawn Member must pay to the Company all amounts, if any, that it owes to the Company.

d)	The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the Withdrawal.

e)	From the date of the Withdrawal to the date of the payment, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account, until payment is made. The rights of a Withdrawn Member under this Section 11.03(e) shall (i) be subordinate to the rights of any other creditor of the Company, (ii) not include any right on the part of the Withdrawn Member to receive any interest (except as may otherwise be provided in the evidence of any indebtedness of the Company owed to such Withdrawn Member) or other amounts with respect thereto; (iii) not require the Company to make any distribution (the Withdrawn Member’s rights under this Section 11.03(e) being limited to receiving such portion of distributions as the Management Committee may, in its Sole Discretion, decide to cause the Company to make); (iv) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (v) be treated as a liability of the Company for purposes of Section 14.03. Except as set forth in this Section 11.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.

f)	The Percentage Interest of the Withdrawn Member shall be allocated among the remaining Members in the proportion that each Member’s Percentage Interest bears to the total Percentage Interest of all remaining Members, or in such other proportion as the Members may unanimously agree.

g)	Any Representative(s) and Alternate Representative(s) of such Member on the Management Committee shall cease to be a member of the Management Committee immediately upon the occurrence of the applicable Withdrawal event.
ARTICLE XII. DISPUTE RESOLUTION
     SECTION 12.01 Disputes. This Article XII shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article XII to a particular dispute. Notwithstanding the foregoing, this Article XII shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members or a determination by the Management Committee; provided, however, that (i) any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article XII and (ii) if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article XII applies. Any dispute to which this Article XII applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article XII shall be the exclusive method of resolving Disputes.
     SECTION 12.02 Negotiation to Resolve Disputes. If a Dispute arises, any Disputing Member may initiate the dispute resolution procedure under this Article XII by notifying the other Disputing Members (a “Dispute Notice”), after which the Disputing Members shall attempt to resolve such Dispute through the following procedure:

a)	first, within 10 Days after receipt of the Dispute Notice, one representative selected by each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

b)	second, if the Dispute is still unresolved, then after the 20th Day following the commencement of the efforts to resolve the matter described in Section 12.02(a) but in no event later than the 30th Day after receipt of the Dispute Notice, the chief executive officer (or his designee) of the parent of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

c)	third, if the Dispute is still unresolved, then after the 10th Day following the commencement of the efforts to resolve the matter described in Section 12.02(b), any Disputing Party may submit the Dispute for resolution under the Federal Arbitration Act by binding arbitration following the Commercial Arbitration Rules of the American Arbitration Association (or, if that Association has ceased to exist, its principal successor) (the “AAA”) then in effect, including its evidentiary and procedural rules (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator(s) or the AAA), to the extent that such rules do not conflict with the terms of this Agreement, by notifying the other Disputing Members (an “Arbitration Notice”) within the applicable limitation period provided by law.
     SECTION 12.03 Selection of Arbitrator.
a)	For any case in which any claim, or combination of claims, is less than or equal to $1,000,000, the arbitration shall be heard by a sole Arbitrator. Any case in which any claim, or combination of claims, exceeds $1,000,000 will be subject to the AAA’s Large, Complex Case Procedures and decided by the majority of a panel of three neutral Arbitrators. The Arbitrator(s) shall be selected in accordance with this Section 12.03.

b)	For arbitrations conducted by a single Arbitrator, the Disputing Member that submits a Dispute to arbitration shall designate a proposed neutral sole Arbitrator in its Arbitration Notice. If any other Disputing Member objects to a proposed sole Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Members of its objection. All of the Disputing Members shall attempt to agree upon a mutually acceptable sole Arbitrator. If they have not done so, then after the 20th Day following delivery of the notice described in the immediately preceding sentence, any Disputing Member may request the AAA to designate the sole Arbitrator. For arbitrations conducted by a panel of three Arbitrators, the Disputing Member initiating arbitration shall nominate one Arbitrator at the time it initiates arbitration. The other Disputing Member(s) shall collectively nominate one Arbitrator on or before the 10th Day after receiving the Arbitration Notice. The two Arbitrators shall appoint a third, neutral Arbitrator. All Arbitrators shall be competent and experienced in matters involving the interstate natural gas transportation business in the United States, with at least 10 years of legal, engineering, or business experience in the gas transportation industry, and shall be impartial and independent of the Members (and the other Arbitrators, in the case of arbitrations conducted by a panel of three arbitrators, except for prior arbitrations). Each Disputing Member shall pay for the expenses incurred by the Arbitrator it appoints, if applicable, and the costs of the sole Arbitrator or the third Arbitrator shall be divided equally among the Disputing Members. If any Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 12.03.
     SECTION 12.04 Conduct of Arbitration. The Arbitrator(s) shall expeditiously (and, if possible, on or before the 90th Day after the Arbitrator(s)’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Houston, Texas or such other location as the Disputing Members may mutually agree. Except as expressly provided to the contrary in this Agreement, the Arbitrator(s) shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator(s), except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If they deem necessary, the Arbitrator(s) may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. Each Disputing Member, the Arbitrator(s) and any proposed expert shall disclose to the other Disputing Members any business, personal or other relationship or affiliation that may exist or may have existed between the Disputing Member (or the Arbitrator(s)) and the proposed expert; and any Disputing Member may disapprove of the proposed expert on the basis of that relationship or affiliation. The decision of the Arbitrator(s) (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Members and may be enforced in any court of competent jurisdiction; provided, however, that the Members agree that the Arbitrator(s) and any court enforcing the award of the Arbitrator(s) shall not have the right or authority to award punitive, special, consequential, indirect, exemplary or similar damages to any Disputing Member. The responsibility for paying the costs and expenses of the arbitration, including compensation to any experts retained by the Arbitrator(s), shall be divided equally among the Disputing Members. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator(s) determines that compelling reasons exist for allocating all or a portion of those costs and expenses to one or more other Disputing Members.
ARTICLE XIII.
INDEMNIFICATION
     SECTION 13.01 General. Except to the extent expressly prohibited by the Act, the Company shall indemnify each Person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such Person or such Person’s testator or intestate administrator is or was a member, Independent Member, any of their respective Affiliates or attorneys, or an Officer of the Company, against judgments, fines (including excise taxes assessed on a Person with respect to an employee benefit plan), penalties, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therefrom; provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Person establishes that his conduct constituted bad faith, fraud, gross negligence or willful misconduct constituted; and provided, further, that no such indemnification shall be required in connection with any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or such other disposition, which consent shall not be unreasonably withheld.
     SECTION 13.02 Reimbursement. The Company shall advance or promptly reimburse, upon request, any Person entitled to indemnification hereunder for all expenses, including reasonable attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Person (in form and substance satisfactory to the Company) to repay such amount if such Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Person is entitled; provided that such Person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential conflicts of interest between or among such parties; and provided, further, that the Company shall only advance attorneys’ fees in respect of legal counsel approved by the Company, such approval not to be unreasonably withheld.
     SECTION 13.03 Availability. The right to indemnification and advancement of expenses under this provision is intended to be retroactive and shall be available with respect to any action or proceeding which relates to events prior to the effective date of this provision.
     SECTION 13.04 Indemnification Agreement. The Company is authorized to enter into agreements with any of its members, officers, or members of the Management Committee extending rights to indemnification and advancement of expenses to such Person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such Person pursuant to this provision.
     SECTION 13.05 Enforceability. In case any provision in this Article XIII shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provisions shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to provide indemnification and advancement of expenses to its members and officers, acting in such capacities, to the fullest extent permitted by law.
     SECTION 13.06 No Amendments. No amendment or repeal of this provision shall apply to or have any effect on the indemnification of, or advancement of expenses to, the Members, Independent Member, Management Committee or any officer of the Company for, or with respect to, acts or omissions of such Person or officer occurring prior to such amendment or repeal.

     SECTION 13.07 Not Exclusive. The foregoing shall not be exclusive of any other rights to which the Members, Independent Member, Management Committee or any officer may be entitled as a matter of law and shall not affect any rights to indemnification to which Company personnel other than the Management Committee or officers may be entitled by contract or otherwise.
ARTICLE XIV.
MISCELLANEOUS
     SECTION 14.01 Amendments and Consents. Unless otherwise provided herein (including, without limitation Section 7.03), this Agreement may be modified or amended only by a written instrument executed by such Member or Members holding a Majority Interest. Notwithstanding any provision in this Agreement to the contrary, other than Section 4.03(c), the consent of the Independent Member is required for any amendment to Sections 4.03 or any amendment to this Section 14.01 or any other provision to the extent such amendment requires the consent of the Independent Member as required therein.
     SECTION 14.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier, mail, facsimile, email or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member or other Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Annex I or in the instrument described in Section 8.02, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. A copy of any notice delivered to the Independent Member shall also be delivered to the Agent at the address set forth in the Credit Agreement. Any notice given to the Independent Member shall not be effective unless also given to the Agent.
     SECTION 14.03 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
     SECTION 14.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.
     SECTION 14.05 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
     SECTION 14.06 Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any Member.
     SECTION 14.07 Integration. This Agreement constitutes the entire agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.
     SECTION 14.08 Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.
     SECTION 14.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.
     SECTION 14.10 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE NGA AND THE RULES AND REGULATIONS OF THE FERC (TO THE EXTENT APPLICABLE) AND THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING THE FOREGOING, ANY MATTERS RELATING TO THE INTERNAL AFFAIRS OF THE COMPANY (INCLUDING THE FORMATION, MANAGEMENT AND TERMINATION OF THE COMPANY) SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. WITHOUT LIMITING THE PROVISIONS OF ARTICLE XII AND SUBJECT TO THE TERMS OF SECTION 12.04 REGARDING THE ENFORCEMENT OF ANY ARBITRATOR(S)’ DECISION IN ANY COURT OF COMPETENT JURISDICTION, A PARTNER MAY BRING AN ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, IF AT ALL, ONLY IN COURTS OF THE STATE OF DELAWARE OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members of a limited liability company), that provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
[Remainder of page intentionally left blank; signature follows.]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Members and the Independent Member, effective as of the date first set forth above.

Members: EL PASO CORPORATION
By:	/s/ D. Mark Leland
D. Mark Leland
Executive Vice President

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
By:	/s/ John J. Hopper
John J. Hopper
Vice President and Treasurer

Independent Member:
By:	/s/ Edward J. Crenshaw
Edward J. Crenshaw

[SIGNATURE PAGE TO SECOND A&R LLC AGREEMENT OF EPC SPV]

Exhibit A
FORM OF LLC INTEREST CERTIFICATE
[See attached.]

Exhibit A
FORM OF
LLC INTEREST CERTIFICATE
El PASO ELBA EXPRESS COMPANY, L.L.C.,
a Delaware limited liability company
[                ], 2010
No.
     THIS CERTIFIES THAT (a) [                    ] (the “Member”) is the owner of [          ]Units of El Paso Elba Express Company, L.L.C., a Delaware limited liability company (the “Company”) and (b) the Member is entitled to all the rights and privileges and subject to all the obligations, restrictions, and limitations of a Member of the Company in accordance with the provisions of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of March [     ], 2010, as amended from time to time (the “Agreement”). TO THE FULLEST EXTENT PERMITTED BY LAW, MEMBER’S LIMITED LIABILITY COMPANY INTEREST (THE “INTEREST”) IN THE COMPANY IS NOT TRANSFERABLE EXCEPT AS PROVIDED IN THE AGREEMENT, AND IS OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF THE AGREEMENT AND THE RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT, INCLUDING THOSE IN SECTION 8.01 THEREOF. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.
     The Interest shall constitute “securities” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
     This Interest Certificate shall be governed by the laws of the State of Delaware (without reference to conflicts of laws).
[Remainder of page intentionally left blank; signature page follows.]

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     IN WITNESS WHEREOF, the Company has caused this Interest Certificate to be signed by a duly authorized officer and the issuance recorded in its limited liability company books as of the date first set forth above.

EL PASO ELBA EXPRESS COMPANY, L.L.C.
By:
Name:
Title:

THE INTEREST REPRESENTED BY THIS INTEREST CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

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ANNEX I

Number of
			Representatives and		Identity of
Member Identity		Percentage	Alternate	Identity of	Alternate
and Address	Number of Units	Interest	Representatives	Representatives	Representatives
El Paso Corporation	49	49%	1 Representatives	Daniel B. Martin
1001 Louisiana			and up to 1
Houston, Texas 77002			Alternate
Attention: ___

El Paso Pipeline	51	51%	3 Representatives	James C. Yardley
Partners Operating			and up to	Norman G. Holmes
Company, L.L.C.			3 Alternates	Michael J. Varagona
El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: ___